Exhibit 10.4

Execution Version

SECOND AMENDING AGREEMENT TO THE INVESTOR RIGHTS AGREEMENT

THIS AGREEMENT is made as of the 15th day of May, 2019,

AMONG:

MIDAS GOLD CORP., a corporation existing under the laws of the Province of British Columbia

(hereinafter referred to as the “Corporation”)

– and –

BARRICK GOLD CORPORATION, a corporation existing under the laws of the Province of British Columbia

(hereinafter referred to as the “Investor”).

WHEREAS the Corporation and the Investor are party to an investor rights agreement dated May 16, 2018, as amended by the first amending agreement to the investor rights agreement dated March 24, 2019 (together, the “IR Agreement”);

AND WHEREAS the Parties have agreed to amend the IR Agreement as provided for in this second amending agreement to the investor rights agreement (the “Second Amending Agreement”);

NOW THEREFORE, in consideration of the respective covenants and agreements of the Parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

GENERAL

1.1	Definitions

In this Second Amending Agreement unless otherwise defined herein, or the context otherwise requires, all capitalized terms have the respective meanings ascribed thereto in the IR Agreement.

1.2	Interpretation

This Second Amending Agreement amends the IR Agreement and shall be read in conjunction therewith. In the event of any conflict or inconsistency between the IR Agreement and this Second Amending Agreement, the provisions of this Second Amending Agreement shall prevail. All references in this Second Amending Agreement to Sections, unless otherwise expressly provided herein, are references to Sections of the IR Agreement. All references in this

Second Amending Agreement to the “Agreement” are references to the IR Agreement, as amended by this Second Amending Agreement.

ARTICLE 2

AMENDMENTS TO THE IR AGREEMENT

2.1	Section 1.1

Section 1.1 of the IR Agreement is amended by inserting the following defined terms in the appropriate alphabetical order in such section:

““Standby Commitment Shares” means Common Shares purchased by Barrick pursuant to the Standby Commitment, if any;”.

2.2	Section 6.4

(a)Section 6.4(b) of the IR Agreement is amended by deleting such section and replacing it with the following:

“(b)During the period commencing on the six month anniversary of the Closing Date and ending on May 24, 2019, the Corporation covenants and agrees that it shall not undertake or launch any Offering of Offered Securities unless such Offering (a “Permitted Offering”) complies with the following requirements:

(i)	the Permitted Offering shall be an Offering of Common Shares;
(ii)	the aggregate gross proceeds from all Permitted Offerings shall not exceed US$25 million; and
(iii)

the price of the Common Shares sold in such Permitted Offering (the “Offer Price”) shall not be lower than 90% of the Market Price of the Common Shares nor exceed 95% of the Market Price of the Common Shares, in each case calculated as of the date of public announcement of such Permitted Offering. If the Offer Price is lowered by the Corporation in the course of any Permitted Offering, the Investor will be entitled to pay the lowest price paid to the Corporation by any investor in the relevant Permitted Offering without regard to any applicable fees or commissions (except for any such fees or commissions that are paid or payable to the ultimate beneficial purchasers of such Offered Securities) and the Investor will be entitled to a refund (to be paid to the Investor within two Business Days of completion of the Offering) to the extent that it has already remitted funds to the Corporation in payment in connection with such Offering.”.

(b)Section 6.4(c)(ii) of the IR Agreement is amended by deleting such section and replacing it with the following:

“(c)(ii)Subject to Section 4.5(d), the issuance of Participation Commitment Shares to the Investor shall occur on the same date as the Permitted Offering to Persons other than the

Investor is completed. In the event that Shareholder approval is required in respect of the issuance of any of the Participation Commitment Shares due to the utilization by the Corporation of the Standby Commitment, the Corporation shall issue only that number of Participation Commitment Shares for which Shareholder approval is not required on the same date as the Permitted Offering to Persons other than the Investor is completed, with the remaining Participation Commitment Shares to be issued following receipt of Shareholder approval in accordance with Section 4.5(d). If the Corporation has not issued the Offered Securities, including the Participation Commitment Shares (but excluding any such Participation Commitment Shares and Standby Commitment Shares in respect of which Shareholder approval is required), in connection with the applicable Permitted Offering within 45 days of the delivery of the Participation Commitment Notice in respect of such Permitted Offering, the Participation Commitment and the Standby Commitment shall automatically terminate without any further action on the part of any Party.”.

(c)Section 6.4(d) of the IR Agreement is amended by deleting such section and replacing it with the following:

“(d)The Investor covenants and agrees (the “Standby Commitment”) that in connection with the Permitted Offering(s) it will purchase, at the Offer Price, and otherwise on substantially the same terms and conditions of the applicable Permitted Offering (provided that, if the Investor is prohibited by Canadian Securities Laws or other applicable law from fulfilling the Standby Commitment on substantially the same terms and conditions as the Permitted Offering, the Corporation shall use commercially reasonable efforts to enable the Investor to participate on terms and conditions that are as substantially similar as circumstances permit) up to a maximum of US$5 million (the “Standby Commitment Amount”) in Common Shares at the Offer Price. The Standby Commitment Amount will be reduced by (x) the aggregate Offer Price of the Participation Commitment Shares and (y) the gross proceeds in the Permitted Offering(s) of Common Shares sold to Persons other than the Investor. For greater certainty, the Standby Commitment Amount shall be reduced on a dollar-for-dollar basis by the aggregate amount of gross proceeds raised through the sale of Common Shares to Persons other than the Investor in the Permitted Offering(s) and to the Investor pursuant to the Participation Commitment. The Investor's obligation under the Participation Commitment shall be unaffected by any reduction in the Standby Commitment Amount pursuant to this Section 6.4(d). The Corporation shall deliver notice in writing to the Investor of any intention to utilize the Standby Commitment (a “Standby Commitment Notice”) at least five Business Days but not more than ten Business Days prior to the closing of the Permitted Offering and in any event prior to May 27, 2019.”.

ARTICLE 3

MISCELLANEOUS

3.1Confirmation of IR Agreement

The IR Agreement, as amended by this Second Amending Agreement, is hereby confirmed in all respects and continues in full force and effect, with time remaining of the essence.

3.2Counterparts

This Second Amending Agreement may be executed in any number of counterparts (whether by fax or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF the parties have executed this Second Amending Agreement.

MIDAS GOLD CORP.

by	/s/ Stephen P. Quin
	Name:	Stephen P. Quin
	Title:	President & CEO

Signature Page – Second Amending Agreement

BARRICK GOLD CORPORATION

by	/s/ Kevin Thomson
	Name:	Kevin Thomson
	Title:	Senior Executive Vice President Strategic Matters

/s/ Dana Stringer
	Name:	Dana Stringer
	Title:	Vice President & Corporate Secretary & Associate General Counsel

Signature Page – Second Amending Agreement